EXHIBIT 8(u)
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USAA Transfer Agency Company
10750 Robert F. McDermott Freeway
San Antonio, TX  78288


Gentlemen:

     Pursuant to Section 27 of the Transfer Agency Agreement dated as of January 23, 1992 between USAA Mutual Fund, Inc. (the "Company") and USAA Transfer Agency Company, (the "Transfer Agent") please be advised that the Company has established one new series of its shares, namely, the Value Fund (the "Fund"), and please be further advised that the Company desires to retain the Transfer Agent to render transfer agency services under the Transfer Agency Agreement to the Fund in accordance with the fee schedules attached hereto as Exhibit A.

     Please state below whether you are willing to render such services in accordance with the fee schedules attached hereto as Exhibit A.

                                              USAA MUTUAL FUND, INC.



Attest:  /S/ MICHAEL D. WAGNER                By:  /S/ CHRISTOPHER W. CLAUS
         ---------------------                     ------------------------
         Michael D. Wagner                         Christopher W. Claus
         Secretary                                 President

Dated:   August 3, 2001


     We are willing to render services to the Value Fund in accordance with the fee schedules attached hereto as Exhibit A.

                                               USAA TRANSFER AGENCY COMPANY



Attest:  /S/ MARK S. HOWARD                   By:   /S/ TERRI L. LUENSMANN
         ------------------                         ----------------------
         Mark S. Howard                             Terri L. Luensmann
         Assistant Secretary                        Vice President


Dated:   August 3, 2001

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